UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 31, 2015

CORELOGIC, INC.
(Exact Name of the Registrant as Specified in Charter)

Delaware	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Pacifica, Irvine, California	92618-7471
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (949) 214-1000
Not Applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On December 31, 2015, CoreLogic, Inc., a Delaware corporation (“CoreLogic” or the “Company”), through CoreLogic Solutions, LLC, a California limited liability company and wholly-owned subsidiary of CoreLogic (“CoreLogic Solutions”), entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Wells Fargo Bank, N.A., a national banking association, and Wells Fargo Central Pacific Holdings, Inc., a California corporation. The Purchase Agreement provides for the acquisition by CoreLogic Solutions of the remaining issued and outstanding membership interests in each of RELS LLC and RELS Title Services, LLC (including their wholly-owned subsidiaries) and assumption of certain transferred liabilities. CoreLogic previously owned 50.1% of each of these entities. The total consideration paid in connection with the transaction was approximately $65 million in cash, which was funded through cash on hand. The transaction closed on December 31, 2015 upon execution of the Purchase Agreement (the "Closing Date").
The foregoing description of the Purchase Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Purchase Agreement, which is filed as an exhibit to this Current Report on Form 8-K.
Item 2.01 Completion of Acquisition or Disposition of Assets.
The information in Item 1.01 above is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.
Financial statements, to the extent required by this Item 9.01, will be filed by amendment to this Current Report on Form 8-K within seventy-one (71) calendar days from the date that this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.
Pro forma financial information, to the extent required by this Item 9.01, will be filed by amendment to this Current Report on Form 8-K within seventy-one (71) calendar days from the date that this Current Report on Form 8-K is required to be filed.

(d)	Exhibits.

Exhibit No.	Description
2.1*	Membership Interest Purchase Agreement dated December 31, 2015
*    Included in this filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CORELOGIC, INC.

Date:	January 6, 2016	By:	/s/ Frank D. Martell
		Name:	Frank D. Martell
		Title:	Chief Operating and Financial Officer

Exhibit Index

Exhibit No.	Description
2.1*	Membership Interest Purchase Agreement dated December 31, 2015
*    Included in this filing.